Exhibit 23.2

CONSENT OF NATIONALLY RECOGNIZED STATISTICAL RATINGS ORGANIZATION

We hereby consent to the use of our rating on the Series A Cumulative Redeemable Perpetual Preferred Stock being issued by Chicken Soup for the Soul Entertainment Inc. (“Company”) and the description of our rating range and naming of our firm under the caption “Description of Series A Preferred Stock – Credit Rating of Our Series A Preferred Stock” in the Company Registration Statement on Form S-1 (No.333-225603).

/s/ Saul Grossel
Saul Grossel, Chief Operating Officer
Egan-Jones Ratings Company

Dated as of June 22, 2018